Exhibit 99.1

Company Contact:	Investor Relations Contact:
Charlie Webster	Lippert/Heilshorn & Associates
Chief Financial Officer	Kirsten Chapman
408-894-0700	415-433-3777
kchapman@lhai.com

Stay Motion Granted in U.S. ITC Wireless Action

Tessera to Appeal Decision to ITC Commission

SAN JOSE, Calif. – February 26, 2008 - Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today provided an update regarding a legal action before the U.S. International Trade Commission (“ITC”) involving Tessera’s intellectual property (IP) rights. The judge has issued a decision to stay Tessera’s ITC action against Motorola, Freescale, Qualcomm and others pending completion of reexamination proceedings before the U.S. Patent and Trademark Office (“PTO”). Tessera will appeal the decision to the ITC Commission and continue to vigorously defend its patent claims in the PTO reexaminations.

Late afternoon on February 22, 2008, the respondents filed a motion seeking to stop the ITC action from proceeding in view of recent actions by the PTO regarding the reexamination of three Tessera patents, as described below. Administrative Law Judge Theodore Essex held a hearing for the motion on the morning of February 25, 2008, the date on which the ITC trial was scheduled to begin. Both Tessera and the ITC staff attorneys opposed the stay motion, in part because the reexaminations are not final and an issued patent is still presumed valid and enforceable during a reexamination proceeding. Although Judge Essex granted the respondents’ motion, Tessera remains confident in the strength of its legal position and its patents, and will continue to seek an expeditious and favorable resolution of the reexaminations and the re-institution of the ITC investigation.

In the past week, Tessera received three new office actions from the PTO rejecting certain claims of three Tessera patents that are being asserted in pending legal actions. The three patents were placed into reexamination proceedings at the request of one of the defendants involved in a legal action with Tessera. The reexaminations of these patents remain ongoing and Tessera will respond to the issues raised through written submissions within the next 60 days, as per PTO reexamination procedures.

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On February 20, 2008, Tessera received from the PTO an office action in the Inter Partes reexamination of Tessera’s 6,465,893 patent (‘893 patent), rejecting 25 of the 66 claims of the patent. On February 21, 2008, Tessera received from the PTO an office action in the Inter Partes reexamination of Tessera’s 6,433,419 patent (‘419 patent), rejecting 23 of 29 claims of the patent. Neither of these office actions concludes the reexamination process and Tessera will respond to the issues and questions raised by the patent examiner.

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On February 25, 2008, Tessera received the PTO’s first office action in the reexamination of the 5,852,326 patent (‘326 patent) rejecting 14 of 29 claims of the patent and confirming 3 claims as valid. As an initial office action, the office action for the ‘326 patent is non-final and Tessera will have multiple opportunities to respond to the patent examiner.

The infringement of claims of the ‘419 patent along with the ‘326 patent are at issue in the ITC action before Judge Essex. Should the examiners maintain their current position on the claims, Tessera can raise its arguments with the U.S. PTO Board of Patent Appeals and Interferences and, if necessary, further to the Court of Appeals for the Federal Circuit.

About Tessera Technologies, Inc.

Tessera is a leading provider of miniaturization technologies for the electronics industry. Tessera provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the NASDAQ Stock Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006, and its Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2007, include more information about factors that could affect the company’s financial results.

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Tessera and the Tessera logo are registered trademarks of Tessera. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.